Exhibit 99.1

             Innovex Announces Board of Directors Change

    MAPLE PLAIN, Minn.--(BUSINESS WIRE)--July 6, 2004--Innovex (Nasdaq:INVX) announces the resignation of Elick Eugene Hawk from its Board of Directors effective July 2, 2004. Mr. Hawk has been a member of the Innovex Board since April 1999.
    "We appreciated Gene's contributions during his tenure on our board and we will miss his presence in the future," stated William P. Murnane, Innovex's President and Chief Executive Officer. "We wish him well and understand his desire to reduce external commitments in order to focus on his role as President of Performance Bankers, Inc. as he manages its recent growth."
    Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.
    Except for historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies and other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

    CONTACT: Innovex, Inc., Maple Plain
             Tom Paulson, 763-479-5300
             or
             Douglas W. Keller, 763-479-5300
             Facsimile: 763-479-5395
             Internet: http://www.innovexinc.com